UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2021

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12400 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

1801 Augustine Cut-Off
Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value per share	INCY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On August 18, 2021, Incyte Corporation (the “Company”) and its subsidiary, Incyte Holdings Corporation (“Incyte Holdings”), entered into a revolving credit and guaranty agreement (the “Credit Agreement”) among the Company, as borrower, Incyte Holdings, as a guarantor, the lenders from time to time party thereto (the “Lenders”), J.P. Morgan Chase Bank, N.A. as administrative agent, and the other financial institutions party thereto. Under the Credit Agreement, the Lenders have committed to provide an unsecured three-year revolving credit facility in an aggregate principal amount of up to $500.0 million. The Company may increase the maximum revolving commitments or add one or more incremental term loan facilities to the Credit Agreement, subject to obtaining commitments from any participating lenders and certain other conditions, in an amount not to exceed (1) $250.0 million plus (2) an additional amount, so long as after giving effect to the incurrence of such additional amount, the Company’s pro forma consolidated leverage ratio would not exceed 0.25 above its consolidated leverage ratio in effect immediately prior to giving effect to such increase. Subject to certain customary exceptions, in addition to Incyte Holdings, the obligations under the Credit Agreement will be guaranteed by each of the Company’s existing and future, direct or indirect, material domestic subsidiaries.

Loans under the Credit Agreement will bear interest, at the Company’s option, at a per annum rate equal to either (a) a base rate plus an applicable rate per annum varying from 0.125% to 0.875% depending on the Company’s consolidated leverage ratio or (b) a Eurodollar rate plus an applicable rate per annum varying from 1.125% to 1.875% depending on the Company’s consolidated leverage ratio. Commitment fees payable on the undrawn amount range from 0.150% per annum to 0.225% per annum, based on the Company’s consolidated leverage ratio.

The Company may, at its option, prepay any borrowings under the Credit Agreement, in whole or in part, at any time and from time to time without premium or penalty, subject to customary exceptions.

The Credit Agreement contains customary representations, warranties, affirmative covenants for facilities of this type, including, among others, covenants pertaining to the delivery of financial statements, notices of default, maintenance of corporate existence, properties and insurance, and compliance with laws, as well as customary negative covenants for facilities of this type, including, among others, covenants that restrict the: incurrence of liens by the Company and its subsidiaries; incurrence of indebtedness by non-guarantor subsidiaries; ability of the Company and its subsidiaries to make certain dispositions, or consummate mergers and certain other fundamental changes; and ability of the Company and its subsidiaries to pay dividends, make distributions and other restricted payments with respect to their equity interests. The Credit Agreement also contains a financial covenant requiring maintenance of a maximum consolidated leverage ratio of 3.50 to 1.00 (subject to certain exceptions with respect to acquisitions in excess of an agreed threshold amount).

In addition, the Credit Agreement also contains customary events of default, including with respect to a “change of control” (as defined in the Credit Agreement) of the Company. During the occurrence and continuance of an event of default by the Company under the Credit Agreement, the Lenders would be entitled to exercise their remedies thereunder, including termination of the commitment of each Lender to make loans (and, if any Lender is also an issuer of letters of credit, termination of such issuer’s commitment to issue letters of credit), and the right to accelerate any outstanding obligations under the Credit Agreement.

The foregoing description of the Credit Agreement is a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to entry into the Credit Agreement is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2021

INCYTE CORPORATION

By:	/s/ Maria E. Pasquale
Maria E. Pasquale
Executive Vice President and
General Counsel

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